EXHIBIT B-1

     Letter to Members in connection with the corrected disclosures to corrections the Offer to Purchase.























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                              XANTHUS FUND, L.L.C.
                           One World Financial Center
                         200 Liberty Street, 31st Floor
                            New York, New York 10281

                  OFFER TO PURCHASE $50,000,000 OF OUTSTANDING
                          INTERESTS AT NET ASSET VALUE
                               DATED JUNE 2, 2000

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
            12:00 MIDNIGHT, NEW YORK TIME, ON FRIDAY, JUNE 30, 2000,
                          UNLESS THE OFFER IS EXTENDED

To the Members of
Xanthus Fund, L.L.C.

     The following section contains corrected Unaudited Net Asset Values as of April 28, 2000 for closing dates June 1, 1999, July 1, 1999 and August 1, 1999. This section replaces Section 2 as contained on pages 6-7 the original Offer to Purchase that was sent to you on June 2, 2000.

     2. OFFER TO PURCHASE AND PRICE. The Fund will, on the terms and subject to the conditions of the offer, purchase up to $50,000,000 of those outstanding Interests that are properly tendered and not withdrawn (in accordance with Section 5 below) prior to 12:00 Midnight, New York time, on Friday, June 30, 2000 (such time and date being hereinafter called the "Initial Expiration Date"), or such later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its estimated net asset value as of the close of business on the Expiration Date, payable as set forth in Section 6. As of the close of business on April 28, 2000, the estimated unaudited net asset value of an Interest corresponding to an initial capital contribution of $150,000 on the following closing dates of the Fund was:

                                                 UNAUDITED NET ASSET VALUE
         CLOSING DATE                              AS OF APRIL 28, 2000
         ------------                              --------------------

         May 4, 1999                                   $269,922.77

         June 1, 1999                                  $271,484.77

         July 1, 1999                                  $254,079.90

         August 1, 1999                                $258,562.50


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         September 1, 1999                             $249,581.21

         October 1, 1999                               $245,469.81

         November 1, 1999                              $229,251.73

         December 1, 1999                              $195,702.72

         January 1, 2000                               $165,338.67

         February 1, 2000                              $167,215.99

         March 1, 2000                                 $129,765.98

         April 1, 2000                                 $139,980.10

     As of the close of business on April 28, 2000, there was approximately $358,737,206 outstanding in capital of the Fund held in Interests (based on the unaudited net asset value of such Interests). Members may obtain weekly current net asset value information until the expiration of the Offer, and daily net asset value information during the last five business days of the Offer, by contacting PFPC Inc. ("PFPC"), at the telephone numbers or address set forth on page 2, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

Sincerely,



Xanthus Fund, L.L.C.


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